News Release	Exhibit 99.1 For immediate release Page 1 of 2
Zix Corporation Completes $10 Million in Debt Payments
Required Dec. 31, 2005 notes redemptions have been fully satisfied
DALLAS — Dec. 12, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of email encryption and e-prescribing solutions and services, today announced that it has completed the redemption of an additional $6.15 million principal amount of its convertible notes due 2005-2008 issued to Omicron Master Trust and Amulet Limited. This redemption completes the requirement to pay $10 million of principal amount of the convertible notes in cash or company common stock by Dec. 31, 2005.
Of the $6.15 million principal amount redeemed, an approximate $4.2 million of principal amount (plus a 5 percent premium and accrued interest, totaling approximately $4.7 million, as required by the notes) was redeemed by issuing approximately 2.86 million shares of company common stock. Approximately $1.95 million principal amount (plus a five percent premium and accrued interest, approximating $2.1 million) was redeemed in cash. After giving effect to this $2.1 million cash payment, the company expects to have unrestricted cash and equivalents in the range of $19 to $21 million as of Dec. 31, 2005.
The company is subject to a debt covenant for the benefit of the note holders, which requires the company to maintain at least $9 million in restricted cash or equivalents, including $7.9 million held in a collateral account. The funds covered by the debt covenant will be available to pay the remaining $10 million principal amount owed to the notes holders, due in $5 million increments in November 2006 and November 2007, which may be pre-paid in cash.
As previously reported, to comply with NASDAQ rules, the aggregate number of shares issued under the notes and related warrants cannot exceed 19.9 percent (the “share cap”) of the number of outstanding shares of the company’s common stock. The number of shares of the company’s common stock previously issued for note redemptions and interest on the notes, when aggregated with the number of shares needed for conversion of the remaining $10 million principal amount of the notes and exercise of the related warrants exceeds the share cap. Because of the operation of the share cap, the notes holders have the right to require the company to redeem in cash the outstanding $10 million principal amount of the notes ($9 million of which is covered by the restricted cash), plus a 5 percent premium and accrued interest. The notes holders have agreed to refrain from exercising this right of redemption until following a shareholder meeting, which must be convened by May 1, 2006.
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www.zixcorp.com 2711 N. Haskell Ave. #2300, LB 36 Dallas, TX 75204 phone 214 370 2000 fax 214 370 2070

Zix Corporation Completes $10 Million in Debt Payments	Page 2 of 2
A shareholder vote to remove the cap would enable the company to issue shares of its common stock to pay interest on the notes, the conversion or redemption of the remaining outstanding $10 million principal amount of the notes, and the exercise of the related warrants. The notes holders will have the right to exercise their right of redemption, regardless of whether or not the company’s shareholders vote to remove the share cap. If the cap is not removed, then the notes cannot be redeemed using the company’s common stock, but must be redeemed for cash, of which $9 million is covered by the company’s restricted cash.
About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s email encryption services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its e-prescribing service improves patient care, reduces costs, and improves efficiency for the healthcare community. For more information, visit www.zixcorp.com.
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ZixCorp Contact: Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com